UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2011

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio		43615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 27, 2011, Health Care REIT, Inc. (the “Company”) entered into a Fifth Amended and Restated Loan Agreement (the “Loan Agreement”) with a consortium of 31 banks, with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers, KeyBanc Capital Markets Inc., as a joint lead arranger, Deutsche Bank Securities Inc., as a joint lead arranger and documentation agent, KeyBank National Association, as administrative agent, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents. The Loan Agreement provides for a $2,000,000,000 unsecured revolving credit facility and replaces the Company’s existing $1,150,000,000 unsecured facility. There are no loans outstanding under the existing facility.

The Loan Agreement expires on July 27, 2015, but, at the Company’s option, may be extended for an additional year if no event of default has occurred under the Loan Agreement and upon payment of an extension fee equal to 0.25% of the total revolving credit commitment. The Company has the right to increase the credit facility by an aggregate amount of up to $500,000,000 so long as no default or event of default is continuing. The existing lenders would have the right, but not the obligation, to commit to all or a portion of the increase.

The Loan Agreement includes sublimits of (1) up to $150,000,000 for letters of credit, (2) up to $100,000,000 for swing line loans, and (3) up to 50% of the facility for negotiated rate loans. Revolving loans bear interest at applicable margins over the base rate or LIBOR interest rate, at the Company’s option. Swing line loans bear interest at the swing line lender’s cost of funds plus the applicable margin. Negotiated rate loans bear interest at the rate agreed to between the Company and the applicable lender. Letter of credit fees equal the applicable margin times the daily amounts available to be drawn under the letters of credit. The applicable margins are based on the Company’s ratings with Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Fitch Ratings Ltd. and are currently 0.35% for base rate loans and 1.35% for LIBOR loans, swing line loans and letters of credit.

The Company annually pays a facility fee to each bank based on the bank’s commitment under the facility. The facility fee depends upon the Company’s ratings with Moody’s, Standard & Poor’s and Fitch and is currently 0.25% of each bank’s commitment. The Company also is obligated to pay a fronting fee of 0.125% on letters of credit and an annual agent’s fee. The Loan Agreement includes customary representations, warranties and covenants by the Company and the borrowings under the Loan Agreement are subject to acceleration upon the occurrence of certain events of default.

Certain of the lenders and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company for which they receive customary fees and expenses.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under this credit facility. The above description is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Fifth Amended and Restated Loan Agreement, dated as of July 27, 2011, by and among Health Care REIT, Inc., the banks signatory thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers, KeyBanc Capital Markets Inc., as a joint lead arranger, Deutsche Bank Securities Inc., as a joint lead arranger and documentation agent, KeyBank National Association, as administrative agent, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its: Chairman of the Board, Chief Executive Officer and President

Dated: August 1, 2011